Exhibit 99.1

For Immediate Release	Contact: Pamela Montpelier
January 31, 2007	508-520-1600 ext. 220

Garelick Farms’ Stephen B. Lincoln Elected Director of Strata Bank

FRANKLIN, Mass…Pamela J. Montpelier, President & CEO of Strata Bank today announced the recent election of Stephen Lincoln as a Director of Strata Bank, and Trustee of Service Bancorp, MHC (the Bank’s holding company) and Service Bancorp, Inc.

Lincoln, Senior Vice President of Garelick Farms, was unanimously elected to these posts. As a Director, he will be responsible for serving on the bank’s governing board and advising on policy and strategic planning for the bank, in addition to handling board member and trustee responsibilities for Service Bancorp, MHC and stock company Service Bancorp, Inc.

“Steve is a highly respected member of our business community and will be a wonderful ambassador to further promote Strata Bank to new and existing customers,” said Montpelier. “I welcome his advice and guidance as we continue to expand business in our market area and provide the ultimate customer experience.”

In 1969, Mr. Lincoln began his career as a sales representative for Garelick Farms in Franklin. Over the years, his talent and passion advanced him through the company’s ranks. In the early to mid-1990’s, Steve directed the Garelick’s “Natural” campaign that elevated the brand to New England’s #1 milk provider. In 1997, the company was sold to Suiza Foods and in 2002, Suiza acquired the top U.S. Dairy company, Dean Foods. Lincoln was named Senior Vice President shortly after the Dean acquisition.

“I have high regard for Pam and her team at Strata and look forward to serving on the boards of the bank and its holding company,” said Lincoln. “I hope to use my experience at Garelick Farms to help Strata promote the unique aspects of its customer-oriented philosophy.”

About Strata Bank

Established in 1871, Strata Bank has assets in excess of $400 million and operates eight full-service offices in Bellingham, Franklin, Hopkinton, Medfield, Medway, Milford and Millis. Strata Bank also operates a specialized branch that serves the Forge Hill Senior Living Community in Franklin. Nationally known bank-rating companies have consistently awarded Strata Bank excellent ratings for financial strength. Strata Bank is an FDIC and DIF insured institution.